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                                                                     Exhibit 99




CONTACTS:
Laura Heinrich                                       Nicole Morodan
Digex, Incorporated                                  MS&L New York
Phone: 301-847-5998                                  Phone: 212-213-7140
laurah@digex.com                                     nmorodan@mslpr.com

            DIGEX REPORTS FOURTH QUARTER AND FULL YEAR 1999 RESULTS

              FULL YEAR REVENUE INCREASES 164% OVER 1998 TO $60MM

         BELTSVILLE, MD, February 3, 2000 - Digex, Incorporated (NASDAQ: DIGX), a leading Web and application hosting service provider for businesses worldwide, today announced that revenues for the quarter ending December 31, 1999, grew to $21.7 million from $7.8 million for the same period last year. In 1999, revenues increased to $59.8 million from $22.6 million in 1998. Servers managed in Digex's data centers increased to 2,311 in fourth quarter 1999 from 1,048 servers in the same period last year.

         "Our growth continues to be driven by the needs of enterprises, dot.coms and application service providers (ASPs) for proven, well-engineered platforms to quickly bring their e-business to market and to grow rapidly," said Mark Shull, president and CEO of Digex. "We believe the increased rate of adoption signifies the acceptance of the Internet as the platform for business computing. This is evidenced by the addition of new enterprise clients in the fourth quarter such as Clorox, Dupont Pharmaceuticals and United Airlines as well as new dot.coms like Gazelle.com, MyTurn.com and TheSauce.com. In addition, ASPs such as Celarix and Continuity are delivering their application services on top of Digex managed hosting platforms and represent an expanded opportunity for revenue growth."

         "The $100 million investment by Microsoft and Compaq to increase our ability to deploy and manage large numbers of servers for ASPs further validates Digex's leading position in managed hosting," stated Shull. "We continue to see strong growth in the e-commerce market, and the clear beginnings of the ASP based outsourced application model. This is particularly true for e-commerce related applications such as electronic customer management, logistics and fulfillment, procurement and finance. Additionally, we are seeing the promise of Business to Business (B2B) commerce in many industry segments, even those who have not traditionally relied on new technologies."




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         "The average annualized revenue per customer grew to slightly over
$148,000 in the fourth quarter representing a 152 percent increase in per customer revenue year over year. This was driven by strong growth among our existing customer base and the addition of managed solutions for new clients," stated Tim Adams, chief financial officer for Digex

         Digex increased its installed server base by 318 servers and monthly revenue per average server increased to $3,354 during the quarter. EBITDA loss before certain charges was ($12.3) million in the fourth quarter as Digex continued to add staff and grow its network and hosting infrastructure.

KEY HIGHLIGHTS FOR THE QUARTER INCLUDE:

     o Significant growth in the managed hosting customer base with additions such as Bed, Bath and Beyond, Clorox, Computer Associates, National Securities, PCH.com and United Airlines. Significant expansion for existing clients such as American Century, Bluefly.com and Dealtime.com.

     o Major product launches in the High Performance and Availability product group with the Digex Akamai FreeFlow caching service, designed to speed content delivery to high-traffic Web sites. As part of the same product group, Digex was the first provider to offer support for the Compaq 8500, designed for high powered, high transaction volume e-business sites.

     o Major product launches in the Security product group with the Digex Security Scan which regularly simulates an external hacker attack on clients' Web and application servers to probe, detect and correct security weaknesses and the Digex Security Audit which regularly assesses clients' servers for changes that might invite security attacks.

     o Launch of app-Link partner program, delivering value services and program benefits for the ASP community. The program includes participants such as Continuity, Celarix, Pandesic, Quickarrow, and Encentris.

     o Significant expansion of the Digex e-Link partner program for Interactive Agencies and System Integrators with the addition of 18 new partners.

     o Successful completion of the Y2K remediation program, whereby client platforms, operating systems and Web software were upgraded to protect against known Y2K bugs. Remediation was also accomplished for Digex internal processing, network and monitoring systems. The transition to year 2000 occurred without incident.



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     o   Entered into strategic relationship with Computer Associates to use CA
         Unicenter TNG for Web site management, software distribution and inventory control.

         EBITDA before certain charges consists of earnings (net loss) before interest expense, interest and other income, income taxes, deferred compensation, depreciation, and amortization. EBITDA before certain charges does not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA before certain charges should also not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles. This caption excludes components that are significant in understanding and assessing the results of operations and cash flows. In addition, EBITDA before certain charges is not a term defined by generally accepted accounting principles and as a result EBITDA before certain charges may not be comparable to similarly titled measures used by other companies. However, the Company believes that EBITDA before certain charges is relevant and useful information that is often reported and widely used by analysts, investors and other interested parties in the Web site and application hosting industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of the Company's operating performance, as an additional meaningful measure of performance and liquidity, and to provide additional information with respect to the Company's ability to meet future debt service, capital expenditures and working capital requirements.

FORWARD LOOKING STATEMENTS

         Statements contained in this news release regarding expected financial results and other planned events are forward-looking statements, subject to uncertainties and risks, including, but not limited to, the demand for Digex's services and the ability of Digex to successfully implement its strategies, each of which may be impacted, among other things, by economic, competitive or technological conditions. These and other applicable risks are summarized under the caption "Risk Factors" in the Company's Prospectus dated January 25, 2000, and are updated periodically through the filing of reports and registration statements with the Securities and Exchange Commission.

ABOUT DIGEX

         Digex is a leading provider of Web and application hosting services for some of the world's leading companies that rely on the Internet as a critical business tool. Digex also offers value-



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added enterprise and professional services, including performance and security testing, monitoring, reporting, and networking services. Digex customers, from mainstream corporations to Internet-based businesses, leverage Digex's services to deploy secure, scalable, high performance business solutions, including electronic retailing, online banking, online procurement, and customer self-service applications. Additional information on Digex is available at http://www.digex.com





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                              DIGEX, INCORPORATED

                      CONDENSED STATEMENTS OF OPERATIONS

            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)



                                                         Three Months Ended                      Twelve Months Ended
                                              --------------------------------------    --------------------------------------
                                              December 31, 1999    December 31, 1998    December 31, 1999    December 31, 1998
                                              -----------------    -----------------    -----------------    -----------------
                                               (unaudited)          (unaudited)          (unaudited)

Revenues                                        $     21,654         $      7,772         $     59,786         $     22,635
Costs and expenses:
     Cost of operations                                2,612                2,591                9,656                6,710
     Cost of services                                  7,989                2,632               21,750                7,044
     Selling, general and administrative              23,367                4,930               70,213               17,512
     Deferred compensation                               790                                     1,299
     Depreciation and amortization                    10,958                2,028               29,070                8,109
                                                ------------         ------------         ------------         ------------
Total costs and expenses                              45,716               12,181              131,988               39,375
                                                ------------         ------------         ------------         ------------
Loss from operations                                 (24,062)              (4,409)             (72,202)             (16,740)
Other income (expense)
     Interest expense                                   (482)                  --               (1,094)                  --
     Interest and other income                         2,165                   --                3,458                   --
                                                ------------         ------------         ------------         ------------
Net loss before income tax benefit                   (22,379)              (4,409)             (69,838)             (16,740)
Income tax benefit                                        --                  159                4,839                  159
                                                ------------         ------------         ------------         ------------
Net loss                                        $    (22,379)        $     (4,250)        $    (64,999)        $    (16,581)
                                                ============         ============         ============         ============

Net loss per common share -
     basic and diluted(1)                       $      (0.36)        $      (0.09)        $      (1.19)        $      (0.33)
                                                ============         ============         ============         ============

Shares used in computing basic and
     diluted net loss per share                   61,500,000           50,000,000           54,726,027           50,000,000
                                                ============         ============         ============         ============
EBITDA(2)                                            (12,314)              (2,381)             (41,833)              (8,631)


(1) Basic and diluted loss per share have been calculated assuming that the common shares issued in connection with the Company's recapitalization in April 1999 were outstanding for all periods presented.
(2) EBITDA before certain charges consists of earnings (net loss) before interest expense, interest and other income, income taxes, deferred compensation, depreciation and amortization. EBITDA before certain charges does not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA should not be considered as an alternative to net loss as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. In addition, EBITDA before certain charges is not a term defined by generally accepted accounting principles, and, as a result, the measure of EBITDA presented herein may not be comparable to similarly titled measures used by other companies.